UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 4, 2020

Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway
San Rafael,	California	94903
(Address of principal executive offices)		(Zip Code)

(415) 507-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[☐] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADSK	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [☐]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events

On March 4, 2020 (the "Redemption Date"), Autodesk, Inc. (the "Company") completed the redemption (the "redemption") in full of $450.0 million aggregate principal amount of its outstanding 3.125% Notes due 2020 (the "Notes"). The notes were issued pursuant to the Indenture dated as of December 13, 2012 (the "Indenture"), entered into between the Company and U.S. Bank National Association, as supplemented by the Second Supplemental Indenture dated as of June 5, 2015. The Company paid a redemption price of approximately $452.1 million, plus the accrued and unpaid interest to, but not including, the date of the redemption. The Company did not incur any additional early termination penalties in connection with such redemption. As a result of the redemption, the Indenture was satisfied and discharged as to the Notes as of the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By: /s/ R. Scott Herren
R. Scott Herren Senior Vice President and Chief Financial Officer

Date:  March 4, 2020